Philadelphia Consolidated Holding Corp. Shareholders Approve Merger with Tokio Marine

BALA CYNWYD, PA, October 23, 2008 — The shareholders of Philadelphia Consolidated Holding Corp. (NASDAQ: PHLY) approved a proposal at today’s Special Meeting of Shareholders to adopt the Agreement and Plan of Merger dated as of July 22, 2008 among the Company, Tokio Marine Holdings, Inc. (“Tokio Marine”) and Tokio Marine Investment (Pennsylvania) Inc. (the “Merger Agreement”). Over 77% of the outstanding shares of Company common stock voted on the proposal to adopt the Merger Agreement at the Special Meeting, and over 99% of these votes were in favor of the proposal. Under the terms of the Merger Agreement, Tokio Marine Investment (Pennsylvania) Inc. will (subject to the satisfaction of various contingencies) merge with and into the Company and Tokio Marine will acquire all outstanding shares of the Company for $61.50 per share, in cash.

The proposed transaction remains subject to the receipt of the approval of Tokio Marine’s acquisition of control of the Company from the Florida Office of Insurance Regulation and regulatory approval of the proposed merger transaction by the Financial Services Agency of Japan. It is anticipated that the transaction will close during the fourth quarter of 2008.

In operation since 1962, PHLY designs, markets, and underwrites commercial property/casualty and professional liability insurance products incorporating value added coverages and services for select industries. The Company, whose commercial lines insurance subsidiaries are rated A+ (Superior) by A.M. Best Company and A1 for insurance financial strength by Moody’s Investors Services, is nationally recognized as a member of Ward’s Top 50, Forbes’ Platinum 400 list of America’s Best Big Companies and Forbes’ 100 Best Mid-Cap Stocks in America. The organization has 47 offices strategically located across the United States to provide superior service.

To locate your nearest office or for more information, visit us on the web at www.phly.com or contact Joseph J. Barnholt at (610) 617-7626.